Exhibit 99.1

CenturyLink Issues Redemption Notice for Senior Notes

MONROE, La., July 29, 2019 – CenturyLink, Inc. (NYSE: CTL) announced today that its wholly owned subsidiary, Level 3 Financing, Inc., issued a notice on July 26, 2019 to partially redeem its 6.125% Senior Notes due 2021 (the “Notes”).

Pursuant to the terms of the Notes, on August 25, 2019 (the “Redemption Date”), $400 million of the $640 million in outstanding principal amount of the Notes will be redeemed at a redemption price equal to 100% of par (the “Redemption Price”). In addition to the Redemption Price, accrued and unpaid interest of $22.12 per $1,000 principal amount of the Notes will be paid on the Redemption Date.

This transaction continues CenturyLink’s focus on deleveraging and further strengthening its balance sheet to meet its 2.75x-3.25x net leverage objective within the next three years.

Additional information regarding the redemption is available from The Bank of New York Mellon Trust Company, National Bank.

Forward Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “continues,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

About CenturyLink

CenturyLink (NYSE: CTL) is a technology leader delivering hybrid networking, cloud connectivity, and security solutions to customers located in more than 60 countries. Through its extensive global fiber network, CenturyLink provides secure and reliable services to meet the growing digital demands of businesses and consumers. CenturyLink strives to be the trusted connection to the networked world and is focused on delivering technology that enhances the customer experience. Learn more at http://news.centurylink.com/.

Media Relations Contact: D. Nikki Wheeler Nikki.Wheeler@CenturyLink.com +1 720-888-0560	Investor Relations Contact: Mark Stoutenberg Mark.Stoutenberg@CenturyLink.com +1 720-888-1662

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